Exhibit 99.2

Overview

We are a novel medical therapy company bringing to market our proprietary Nano-Pulse Stimulation™ (NPS™) platform. NPS is a novel, precise, non-thermal, treatment technology delivering nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. NPS’s unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of NPS’s mechanism of action has the potential to significantly benefit patients across multiple medical applications, including dermatology, our first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. We believe NPS may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. We are currently conducting research and development activities, including clinical studies, in pursuit of commercial applications for our NPS technology, but we have not yet commercialized or recognized revenue from our technology.

We have incurred substantial operating losses and have used cash in our operating activities since inception. Our long-term success is dependent upon our ability to successfully develop, commercialize, and market our products and technologies, earn revenue, obtain additional capital when needed, and ultimately achieve profitable operations. Our ability to continue as a going concern over the next twelve months following this registration statement is dependent upon raising financing from the offering contemplated herein or other means to maintain current operations and continue research and development efforts. Management intends to finance our operations through equity financings. There can be no assurance that we will be successful in obtaining financing on favorable terms, or at all. This matter raises substantial doubt about our ability to continue as a going concern.

Risks Related to Our Business

If we are unable to obtain sufficient funding, we may be unable to execute our business plan and fund operations. We may not be able to obtain additional financing on commercially reasonable terms, or at all.

We have experienced operating losses, and we expect to continue to incur operating losses for the next several years as we implement our business plan. Currently, we have no revenue and do not have arrangements in place for all the anticipated financing that would be required to fully implement our business plan. Our prior losses combined with expected future losses, have had and will continue to have, for the foreseeable future, an adverse effect on our stockholders’ equity and working capital. There is substantial doubt about our ability to continue as a going concern over the next twelve months, which is dependent upon raising additional financing. We plan to raise additional funds in the near future and intend to finance our operations through equity financings. There can be no assurance that we will be successful in obtaining additional financing on favorable terms, or at all.

We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. In addition, we believe that we will require additional capital in the future to fully develop our technologies and planned products to the stage of a commercial launch. We have pursued and may pursue additional funding through various financing sources, including the private sale of our equity and debt securities, licensing fees for our technology, joint ventures with capital partners and project type financing. If we raise funds by issuing equity or equity-linked securities, dilution to our stockholders will result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings could impose significant restrictions on our operations. We also may seek government based financing, such as development and research grants. There can be no assurance that funds will be available on commercially reasonable terms, if at all.

The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect our ability to conduct our business. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our common stock to decline. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms. These agreements may require that we relinquish, or license to a third party on unfavorable terms, our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves, or reserve certain opportunities for future potential arrangements when we might otherwise be able to achieve more favorable terms. In addition, we may be forced to work with a partner on one or more of our products or market development programs, which could lower the economic value of those programs to us.

If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may terminate or delay the development of one or more of our products, delay clinical trials necessary to market our products, or delay establishment of sales and marketing capabilities or other activities necessary to commercialize our products. If this were to occur, our ability to grow and support our business and to respond to market challenges could be significantly limited or we may be unable to continue operations, in which case you could lose your entire investment.

The uncertainty around the achievement of our financing plans raises substantial doubt about our ability to continue as a going concern.